Contact:
Eric Martin
Vice President, Investor Relations
(404) 745-2889

CARTER’S, INC. REPORTS 5% GROWTH IN THIRD QUARTER SALES

ATLANTA, Oct. 23 /PRNewswire-FirstCall/ -- Carter’s, Inc. (NYSE: CRI), the largest branded marketer in the United States of apparel exclusively for babies and young children, today reported its third quarter fiscal 2007 results.

Third Quarter of Fiscal 2007 compared to Third Quarter of Fiscal 2006

Consolidated net sales increased 4.8% to approximately $410.9 million. Net sales of the Company’s Carter’s brands increased 5.4% to $320.0 million. Net sales of the Company’s OshKosh brand increased 2.8% to $91.0 million.

The Company’s wholesale sales increased 5.1% to $178.1 million. Carter’s wholesale sales, excluding off-price sales of $6.0 million in the third quarter of fiscal 2007 and $9.0 million in the third quarter of fiscal 2006, increased 6.9% to $144.0 million. OshKosh wholesale sales, excluding off-price sales of $1.0 million in each of the third quarters of fiscal 2007 and 2006, increased 9.9% to $27.2 million.

The Company’s mass channel sales, which are comprised of sales of its Child of Mine brand to Wal-Mart and Just One Year brand to Target, increased $1.3 million, or 1.9% to $67.6 million. This increase was driven by a 6.5% increase in sales of our Just One Year brand, or $1.5 million. Sales from our Child of Mine brand were comparable to the third quarter of fiscal 2006.

Consolidated retail store sales increased 5.8% to $165.2 million. Carter’s retail store sales increased 9.6% to $102.4 million, driven by sales of $5.4 million from new stores and a comparable store sales increase of $3.8 million, or 4.1%. OshKosh retail store sales of $62.8 million were comparable to last year and included $3.3 million of sales from new stores, partially offset by a comparable store sales decrease of $3.1 million, or 5.0%.

In the third quarter of fiscal 2007, the Company opened one Carter’s retail store and three OshKosh retail stores. As of September 29, 2007, the Company had 222 Carter’s and 162 OshKosh retail stores. In the fourth quarter, the Company plans to open seven Carter’s and three OshKosh retail stores resulting in a total of ten store openings for Carter’s and eight store openings for OshKosh in fiscal 2007.

For the third quarter of fiscal 2007, the Company’s net income was $34.6 million, or $0.58 per diluted share, compared to net income of $35.0 million, or $0.57 per diluted share, in the third quarter of fiscal 2006.

“Despite a very challenging retail environment, our results for the third quarter were consistent with our expectations,” noted Fred Rowan, Chairman and CEO. “We expect the market will continue to be difficult given the macroeconomic concerns impacting consumers. Accordingly, we continue to have a cautious outlook for the balance of the year.

“We’re fortunate to own two of the strongest brands in young children’s apparel, marketed to the best performing retailers in the country,” added Mr. Rowan. “We believe our multiple brand and channel growth strategies, together with the significant investments made in 2007 in talent, product competitiveness, branding, and consumer research, will enable us to deliver better performance for our shareholders in 2008.”

First Nine Months of Fiscal 2007 compared to First Nine Months of Fiscal 2006

Consolidated net sales increased 5.5% to approximately $1.0 billion. Net sales of the Company’s Carter’s brands increased 8.5% to $797.9 million. Net sales of the Company’s OshKosh brand decreased 4.2% to $221.0 million.

The Company’s wholesale sales increased 3.5% to $419.3 million. Carter’s wholesale sales, excluding off-price sales of $19.5 million in the first nine months of fiscal 2007 and $22.8 million in the first nine months of fiscal 2006, increased 9.5% to $336.3 million. OshKosh wholesale sales, excluding off-price sales of $2.2 million and $5.9 million in the first nine months of fiscal 2007 and 2006, decreased 11.3% to $61.2 million.

The Company’s mass channel sales increased 10.0% to $188.5 million. This increase was driven by a $10.8 million, or 9.9%, increase in sales of our Child of Mine brand and a $6.3 million, or 10.1%, increase in sales of our Just One Year brand.

Total retail store sales increased 5.5% to $411.1 million. Carter’s retail store sales increased 8.4% to $253.5 million, driven by sales of $17.4 million from new stores and a comparable store sales increase of $4.8 million, or 2.1%, partially offset by the impact of store closures of $2.6 million. OshKosh retail store sales of $157.5 million increased 1.1% driven by sales of $10.2 million from new stores, partially offset by a comparable store sales decrease of $7.6 million, or 4.9%, and by the impact of store closures of $0.8 million. In the first nine months of fiscal 2007, the Company opened three Carter’s and five OshKosh retail stores.

In connection with the closure of the Company’s distribution facility located in White House, Tennessee, the Company recorded total pre-tax charges of approximately $7.4 million, or $0.08 per diluted share, during the first nine months of fiscal 2007. These charges include accelerated depreciation of $2.1 million. The Company expects to incur an additional $0.8 million in pre-tax charges related to this closure during the balance of fiscal 2007 and the first half of fiscal 2008. The estimated annualized savings resulting from the closure of this facility are approximately $4.0 million.

During the second quarter of fiscal 2007, the Company conducted a review of the value of the intangible assets that the Company recorded in connection with the acquisition of OshKosh B'Gosh, Inc. As a result of this analysis, the OshKosh Tradename asset was adjusted from $102 million to $90 million and the OshKosh Cost in Excess of Fair Value of Net Assets Acquired asset of $142.9 million was written off. Results for the first nine months of fiscal 2007 include non-cash, pre-tax intangible asset impairment charges of approximately $154.9 million.

In the first nine months of fiscal 2007, the Company’s net loss was $99.2 million, or $1.71 per diluted share, compared to net income of $59.8 million, or $0.98 per diluted share, in the first nine months of fiscal 2006. Excluding the charges related to the impairment of the OshKosh intangible assets and costs related to the closure of our White House, Tennessee distribution facility, adjusted net income for the first nine months of fiscal 2007 decreased 6.5% to $55.9 million, and adjusted diluted earnings per share decreased 6.1% to $0.92. The reconciliation of the loss as reported under generally accepted accounting principles (“GAAP”) to income adjusted for the impairment charges and closure costs is shown below.

	(dollars in millions, except EPS)
	Nine-month period ended September 29, 2007
	(Loss) Income Before	Net (Loss)	Diluted
	Taxes	Income	EPS

Loss, as reported (GAAP)	$(74.1)	$(99.2)	$(1.71)

Intangible asset impairment (a)	154.9	150.5	2.59
Distribution facility closure costs (b)	5.2	3.3	0.06
Accelerated depreciation (c)	2.1	1.3	0.02
Diluted share count impact (d)	--	--	(0.04)

Income, as adjusted (e)	$88.1	$55.9	$0.92

(a)	OshKosh-related intangible asset impairment charges.
(b)	Costs associated with the closure of the White House, Tennessee distribution facility.
(c)	Accelerated depreciation charges (included in selling, general, and administrative expenses) related to the closure of the White House, Tennessee distribution facility.
(d)
When reporting a loss in accordance with GAAP, the number of diluted weighted average shares is equal to the number of basic weighted average shares. This adjustment reflects the impact of the difference between the number of diluted shares used for calculating GAAP EPS (58.0 million shares) and the number of diluted shares used for calculating adjusted EPS (60.5 million shares).

(e)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present income before taxes, net income, and net income on a diluted share basis excluding the adjustments discussed above. We believe these adjustments provide a more meaningful comparison of the Company’s results. These adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP. The adjusted, non-GAAP financial information is presented for informational purposes only and is not necessarily indicative of the Company’s future condition or results of operations.

Net cash used in operating activities during the first nine months of fiscal 2007 was $38.6 million compared to $5.2 million in the first nine months of fiscal 2006. Net cash flow used in operations in the first nine months of fiscal 2007 was driven primarily by increases in inventory levels due to the timing of receipts of playwear product inventory, carrying higher levels of inventory to better support our retail stores, and increased levels of Carter’s baby product inventory to support higher demand.

In connection with the Company’s $100 million share repurchase program, during the first nine months of fiscal 2007, the Company repurchased 1,985,519 shares of its common stock for approximately $47.4 million at an average price of $23.88 per share.

Business Outlook

Our business outlook is based on our current expectations and includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although the Company believes the comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

	(dollars in millions, except for per share data)
	Fourth Quarter 2007 (a)		Fiscal Year 2007 (c)
Consolidated Net Sales	$388	+ 3%	$1,407	+5%
Consolidated Adjusted Diluted EPS	$0.50	+11% (b)	$1.42	0% (d)

(a)	Comparison to the fourth quarter of fiscal 2006.
(b)	Fourth quarter of fiscal 2007 excludes $0.2 million in estimated after-tax costs related to the closure of our White House, Tennessee distribution facility.
(c)	Comparison to fiscal 2006.
(d)
Fiscal 2007 excludes approximately $150.5 million of non-cash, after-tax impairment charges, or $2.59 per diluted share, and $4.8 million, or $0.08 per diluted share, in estimated after-tax costs related to the closure of the White House, Tennessee distribution facility.

The Company will broadcast its quarterly conference call on October 24, 2007 at 8:30 a.m. Eastern Time. To participate in the call, please dial 1-913-981-5543. To listen to the live broadcast over the internet, please log on to www.carters.com, go to “About Carter’s,” click on “Investor Relations,” and click on the link “Third Quarter Conference Call.” A replay of the call will be available shortly after the broadcast through October 30, 2007, at 1-719-457-0820, passcode 7498164. This replay will also be archived on the Company’s website at the same location.

For more information on Carter’s, Inc., please visit www.carters.com.

Cautionary Language

Statements contained herein that relate to the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated results for fiscal 2007 or any other future period, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Factors that could cause actual results to materially differ include a decrease in sales to, or the loss of one or more of the Company’s key customers; increased competition in the baby and young children’s apparel market; the acceptance of our products in the marketplace; deflationary pressures on our prices; disruptions in foreign supply sources; negative publicity; our substantial leverage, which increases our exposure to interest rate risk and could require us to dedicate a substantial portion of our cash flow to repay principal; changes in consumer preference and fashion trends; a decrease in the overall level of consumer spending; the impact of governmental regulations and environmental risks applicable to the Company’s business; our ability to adequately forecast demand, which could create significant levels of excess inventory; our ability to identify new retail store locations, and negotiate appropriate lease terms for our retail stores; our ability to improve the performance of our retail and OshKosh wholesale segments; our ability to attract and retain key individuals within the organization; failure to realize the revenue growth, cost savings and other benefits that we expect will result from our acquisition of OshKosh B’Gosh, Inc., which could further impact the carrying value of our intangible assets; and seasonal fluctuations in the children’s apparel business. These risks are further described in our most recently filed Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission under the headings “Risk Factors” and “Forward-Looking Statements.” The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Eric Martin
Vice President, Investor Relations
(404) 745-2889

CARTER’S, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(dollars in thousands, except for share data)
(unaudited)

	Three-month periods ended		Nine-month periods ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
Net Sales:
Wholesale:
Carter’s	$149,918	$143,624	$355,865	$330,080
OshKosh	28,197	25,778	63,417	74,870
Total Wholesale sales	178,115	169,402	419,282	404,950
Retail:
Carter’s	102,429	93,493	253,530	233,956
OshKosh	62,800	62,739	157,533	155,754
Total Retail sales	165,229	156,232	411,063	389,710
Mass Channel	67,605	66,343	188,507	171,341
Total net sales	410,949	391,977	1,018,852	966,001
Cost of goods sold	265,093	244,757	671,198	613,382
Gross profit	145,856	147,220	347,654	352,619
Selling, general, and administrative expenses	94,241	93,496	267,122	258,944
Intangible asset impairment	--	--	154,886	--
Closure costs	256	--	5,233	91
Royalty income	(8,649)	(7,782)	(22,894)	(21,610)
Operating income (loss)	60,008	61,506	(56,693)	115,194
Interest expense, net	6,021	6,554	17,453	20,367
Income (loss) before income taxes	53,987	54,952	(74,146)	94,827
Provision for income taxes	19,369	19,975	25,074	35,046
Net income (loss)	$34,618	$34,977	$(99,220)	$59,781

Basic net income (loss) per common share	$0.60	$0.60	$(1.71)	$1.03

Diluted net income (loss) per common share	$0.58	$0.57	$(1.71)	$0.98

Basic weighted-average number of shares outstanding	57,745,717	57,949,783	58,010,633	57,845,521

Diluted weighted-average number of shares outstanding	59,975,130	61,094,141	58,010,633	61,173,247

CARTER’S, INC.
CONSOLIDATED BALANCE SHEET
(dollars in thousands, except for share data)
(unaudited)

	September 29, 2007	December 30, 2006	September 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$9,254	$68,545	$29,956
Accounts receivable, net	160,069	110,615	150,835
Inventories, net	246,529	193,588	199,849
Prepaid expenses and other current assets	13,385	7,296	9,696
Assets held for sale	6,109	--	--
Deferred income taxes	20,729	22,377	19,739

Total current assets	456,075	402,421	410,075
Property, plant, and equipment, net	72,829	87,940	79,863
Tradenames	308,233	322,233	322,233
Cost in excess of fair value of net assets acquired	136,570	279,756	279,756
Deferred debt issuance costs, net	5,031	5,903	6,797
Licensing agreements, net	9,829	12,895	13,959
Leasehold interests, net	801	1,151	1,268
Other assets	8,234	10,892	5,144
Total assets	$997,602	$1,123,191	$1,119,095

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$2,627	$2,627	$2,984
Accounts payable	69,971	70,878	44,395
Other current liabilities	51,454	63,012	79,151

Total current liabilities	124,052	136,517	126,530

Revolving loan facility	21,600	--	--
Long-term debt	339,778	342,405	389,915
Deferred income taxes	114,481	125,784	126,145
Other long-term liabilities	32,443	22,994	22,111

Total liabilities	632,354	627,700	664,701

Commitments and contingencies
Stockholders’ equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at September 29, 2007, December 30, 2006, and September 30, 2006	--	--	--
Common stock, voting; par value $.01 per share; 150,000,000 shares authorized; 57,926,790, 58,927,280, and 58,179,118 shares issued and outstanding at September 29, 2007, December 30, 2006, and September 30, 2006	579	589	582
Additional paid-in capital	242,780	275,045	265,345
Accumulated other comprehensive income	3,965	5,301	1,350
Retained earnings	117,924	214,556	187,117

Total stockholders’ equity	365,248	495,491	454,394

Total liabilities and stockholders’ equity	$997,602	$1,123,191	$1,119,095